David A. Jenkins (Del. I.D. No. 932)
Michele C. Gott (Del. I.D. No. 2671)
Kathleen M. Miller (Del. I.D. No. 2898)
SMITH, KATZENSTEIN & FURLOW LLP
800 Delaware Avenue
Wilmington, DE 19899
Telephone: (302) 652-8400

Jeffrey L. Hartman, Esq., #001607
HARTMAN & ARMSTRONG, LTD.
427 W. Plumb Lane
Reno, Nevada 89509
Telephone: (702) 786-5400

Attorneys for Plaintiff PowerTel USA, Inc.



                                                                    Exhibit 99.1

                       IN THE UNITED STATES DISTRICT COURT

                           FOR THE DISTRICT OF NEVADA

POWERTEL USA, INC.,                         )      CV-N-98-00739-HDM (PHA)
a Delaware corporation, formerly            )
Nevada Energy Company, Inc.,                )
                                            )
                           Plaintiff,       )
                                            )
         v.                                 )       COMPLAINT
                                            )       ---------
PATTINSON HAYTON; RODERICK                  )
R. MCCLOY, individually and trading as      )
RODERICK R. MCCLOY, P.C. and                )
JONES, MCCLOY, PETERSON,                    )
affiliated law practices; JONES, MCCLOY     )
PETERSON, affiliated law practices;         )
KEVIN QUINN; GOLDEN CHANCE                  )
LIMITED, an Isle of Man Private Company     )
Limited by Shares; WATERFORD TRUST          )
COMPANY, an Irish corporation; and          )
MORTLAKE VENTURE CAPITAL                    )
FUND, a California corporation,             )
                                            )
                           Defendants.      )

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         A.       JURISDICTION AND VENUE
                  ----------------------

                  1. Plaintiff PowerTel USA, Inc., formerly known as Nevada Energy Company, Inc. ("Nevada Energy"), brings this action pursuant to the Racketeer Influenced and Corrupt Organizations Act ("RICO"), 18 U.S.C.
Sec. Sec. 1961-1968, and common law conversion and fraud.

                  2. Jurisdiction over the RICO claims exists pursuant to 18 U.S.C. Sec. 1964 and 28 U.S.C. Sec. 1331, in that this is a civil action arising under the laws of the United States. This Court has supplemental jurisdiction over the related state-law claims.

                  3. Venue exists in this district pursuant to 28 U.S.C.
Sec. 1391(b), in that a substantial part of the events giving rise to the claim occurred in this district.

         B.       NATURE OF THE ACTION
                  --------------------

                  4. This lawsuit arises out of a pattern of racketeering activity and scheme to defraud pursued by the Hayton Enterprise Group (the "Hayton Group" or the "Group"), an association-in-fact that was formed to conduct illegal activity. The affairs of the Hayton Group were and are directed by defendant Pattinson Hayton. The Hayton Group consists of at least all of the defendants in this action, plus other individuals and entities not being sued here, and may include other individuals and entities unknown to plaintiff. Each of the members of the Hayton Group were knowing participants in the Group's pattern of racketeering activity and scheme to defraud Nevada Energy, as explained below. The Hayton Enterprise Group's activities affected interstate and foreign commerce.

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                  5. The Hayton Group's scheme involves taking over small
publicly-traded companies, illegally looting them for the Group's substantial profit, and then leaving that company on the verge of, or in, bankruptcy. The Hayton Group accomplishes its scheme by initially appearing to be a legitimate investor interested in providing financial assistance to the target company through one or more companies that are members of the Group. Although Mr. Hayton controls the Group, he typically stays in the background once the takeover is complete. Instead, the Hayton Group conducts its day-to-day operations through other members of the Group, particularly attorneys. In addition to keeping Mr. Hayton out of the public view, the Hayton Group's use of attorneys gives the target company a false sense of security, as it provides comfort that the Hayton Group's investment must be legitimate. Unbeknownst to the company, however, the attorneys (who sometimes, as in the case here of defendant Kevin Quinn, have prior disciplinary problems) are a knowing part of the illegal scheme. Indeed, instead of guarding against the defrauding of the company, the attorneys (as here with Roderick McCloy and his law firms) are one of the chief means by which the Hayton Group manages to defraud the target company.

                  6. The Hayton Group's first victims apparently were Apogee Robotics Inc. and Quadrax Corp. (of which more below). Thereafter, the Hayton Group descended on Nevada Energy, as described in detail below. The Hayton Group (including additional individuals and entities) is currently using this same scheme to loot Zulu-Tek, formerly known as Netmaster Group (of which more below).

         C.       THE PARTIES
                  -----------



                                       3
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                  7. Plaintiff PowerTel USA, Inc, is a Delaware corporation. It is a diversified holding company engaged in the energy and telecommunications industries; its current principal place of business is East Lansing, Michigan. At most times relevant to this complaint, PowerTel was known as Nevada Energy Company, Inc., and had its principal place of business in Reno, Nevada. At all times relevant to this complaint, Nevada Energy and PowerTel were engaged in interstate commerce. Plaintiff will be referred to as "Nevada Energy" or "the Company" throughout this complaint.

                  8. THE MEMBERS OF THE HAYTON ENTERPRISE GROUP
                     ------------------------------------------

                     The members of the Hayton Enterprise Group include at least the following defendants, all of whom agreed to participate, and did participate, in the Group's racketeering activity by means of a scheme to defraud Nevada Energy:

                           a.       PATTINSON HAYTON, an Australian  national
who currently lives in or around Palm Springs, California; he sometimes adds a "III" after his name and at other times has used the name "Patrick Hayton". Mr. Hayton is and has been the leader of the Hayton Group throughout the unlawful scheme set forth in this complaint. Mr. Hayton purportedly was elected as Vice President of Financial Planning of Nevada Energy on November 25, 1996 and as "Interim President" of Nevada Energy on approximately February 10, 1997, although he purported to act as President starting sometime in January 1997. Mr. Hayton's unsavory career is set forth in more detail in Paragraph 9.

                           b.       RODERICK R. MCCLOY, a barrister and
solicitor in Vancouver, British Columbia, Canada who trades variously as Roderick R. McCloy, P.C. and Jones,



                                       4
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McCloy, Peterson, affiliated law practices. On information and belief, Mr.
McCloy has been a participant in the Hayton Group's activities since its successful scheme to defraud Apogee Robotics, Inc. and Quadrax Corp. Mr. McCloy was prominently involved in the Hayton Group's scheme to defraud Nevada Energy, as he passed the Hayton Group's orders to Nevada Energy's board of directors, gave the Nevada Energy board securities and corporate legal advice (even though he is not licensed to practice law in any state of the United States), and used Jones, McCloy, Peterson's accounts as a conduit to improperly take money from Nevada Energy for the benefit of the Hayton Group. In addition, Mr. McCloy was and is a director of defendant Waterford Trust Company, another member of the Hayton Group.

                c. JONES, MCCLOY, PETERSON, affiliated law practices, a law firm based in Vancouver, British Columbia, Canada. Acting through Mr. McCloy, Jones, McCloy, Peterson knowingly was one of the principal conduits through which the Hayton Group defrauded Nevada Energy, as it knowingly permitted its bank accounts to be used to transfer money into and improperly take money out of the Company. In participating in this illegal activity, plaintiff believes that Jones, McCloy, Peterson made a substantial profit. In all of his activities set forth below, Mr. McCloy acted both on his own behalf and as an agent of Jones, McCloy, Peterson.

                d. KEVIN QUINN, a disbarred attorney and convicted felon who formerly was admitted to practice law in the state of California. Although knowing that Mr. Quinn had been disbarred and convicted of grand theft embezzlement for stealing money from clients, the Hayton Group caused him to be hired as counsel by Nevada Energy, believing

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(correctly) that Mr. Quinn would knowingly participate in the Group's scheme to defraud the Company. In addition, at the direction of Mr. Hayton, Mr. Quinn purportedly was elected as Secretary and General Counsel of Nevada Energy on approximately January 21, 1997. While purporting to act as Nevada Energy's counsel (even though he knew that he had been suspended from the practice of law), Mr. Quinn fraudulently caused Nevada Energy to file documents with the Securities and Exchange Commission that he knew to be false and misleading.

                           e. GOLDEN CHANCE LIMITED, an Isle of Man private
company limited by shares, which was the Hayton Group's chosen instrument to obtain effective control of Nevada Energy. Although Mr. Hayton was neither a director, officer nor record stockholder of Golden Chance, Nevada Energy believes that he was (and is) its controlling stockholder, hiding his ownership through a web of nominee companies and individuals.

                           f. WATERFORD TRUST COMPANY,  an Irish corporation.
Waterford participated in the effective control of Nevada Energy through its affiliate, Golden Chance. Although Mr. Hayton was neither a director, officer nor record stockholder of Waterford, Nevada Energy believes that he also was (and is) its controlling stockholder, hiding his ownership through a web of nominee companies and individuals. At all relevant times, Golden Chance acted as an agent for Waterford.

                           g. MORTLAKE VENTURE CAPITAL FUND, a California
company that Nevada Energy believes is solely owned by Mr. Hayton. Through Mr. Hayton, Mortlake


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participated in the effective control of Nevada Energy, and was used by the Hayton Group as one of the principle conduits by which the Group defrauded Nevada Energy.

         D.       MR. HAYTON'S HISTORY BEFORE FORMING THE HAYTON GROUP
                  ----------------------------------------------------

                  9. Mr. Hayton has a long history of problems with agencies and courts. Among other matters:

                           a. In approximately 1987, a company controlled by Mr.
Hayton, Palmer Financial Corp., bought a controlling interest in a United Kingdom investment firm, London & Norwich, that was later ordered into receivership by British authorities for failing to protect the public money it was entrusted with investing;

                           b. In approximately 1988, Mr. Hayton was fined
$60,000 by the United States District Court for the District of Columbia for failing to comply with a court order requiring two companies he controlled, Palmer Financial Corp. and Galloway Capital Corp., to file certain financial reports with the Securities and Exchange Commission;

                           c. In 1991, the Immigration and Naturalization
Service issued a deportation order for Mr. Hayton, who avoided deportation by marrying a United States citizen;

                           d. In 1992, the California Superintendent of Banks,
in blocking Mr. Hayton's purchase of a unit of the Bank of Beverly Hills, stated that Mr. Hayton's "integrity. . . is subject to question."

         E.       THE HAYTON GROUP INITIATES ITS PATTERN OF RACKETEERING
         --       ------------------------------------------------------
ACTIVITY
--------


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                  10. Prior to becoming involved with Nevada Energy, the Hayton
Group obtained control of two other small, publicly-traded companies, Apogee and Quadrax, both in mid-1994. In both of those cases, the Hayton Group obtained substantial sums of money (perhaps as much as millions of dollars) from either the company or its investors, while leaving both companies in or on the verge of bankruptcy, and the investors with worthless (or near-worthless) stock.

                  11. For example, the Hayton Group acquired control of Apogee on approximately May 12, 1994 by purchasing 6 million shares of its common stock for 6 million shares of preferred stock in Conagher & Co., Inc., which was then (and may still be) a member of the Hayton Group. Conagher was required to redeem its preferred stock for $2 million, but never did so; as the Hayton Group controlled Apogee's board of directors, it was able to prevent Apogee from pursuing its legal rights against Conagher. Although it never properly paid for its Apogee stock, Conagher nonetheless sold it, earning large profits for the Hayton Group. As a result of the Hayton Group's actions, Apogee's stockholders suffered large losses, as the price of Apogee's stock dropped from 75 cents to 2 cents per share. Apogee had its stock delisted by NASDAQ on approximately November 1, 1994, suspended operations on November 28, 1994 and filed for bankruptcy protection on December 9, 1994.

                  12. As a result of this looting, Apogee filed an adversary proceeding against Mr. Hayton in the United States Bankruptcy Court for the District of Colorado. On April 8, 1997, after Mr. Hayton failed to defend the action against him, that court entered a judgment against Mr. Hayton for nearly $3.7 million, including $1 million in punitive

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damages. In this order, the Bankruptcy Court determined that Conagher was the
"alter ego of and instrumentality of [Mr.] Hayton," that Mr. Hayton "received from [Apogee] transfers of stock of Apogee Robotics for less than fair consideration," that Mr. Hayton received payments from Apogee "without corporate authorization [which] represented conversion of funds of Apogee," and that Mr. Hayton made false representations and assurances to Apogee. In awarding punitive damages, the Bankruptcy Court determined that "the actions of [Mr.] Hayton were calculated and intentional and intended to defraud Apogee and the shareholders of Apogee and represented a gross fraud upon Apogee and its shareholders."

                  13. Also as a result of his actions with Apogee, Mr. Hayton and Conagher were sued by James R. Currier, Sr., a former officer of Apogee, in the United States District Court for the Western District of North Carolina. Mr. Hayton also defaulted in that action, and on September 26, 1996 Mr. Currier obtained a judgment against both defendants for over $775,000. This court also determined that Conagher was the alter ego of Mr. Hayton.

                  14. With Quadrax, the Hayton Group acquired control by having Conagher buy substantial amounts of Quadrax's stock for promissory notes, which were never fully paid. During the Hayton Group's control of Quadrax, Mr. Hayton used more than $1 million in company funds to write checks to his wife, attorneys who did not work for Quadrax, other companies controlled by the Hayton Group (including Apogee) and for undocumented "travel expenses." Mr. Hayton's tenure resulted in losses of nearly $8 million for Quadrax's stockholders. After Mr. Hayton quit as chairman in early 1995, the new management claimed that Mr. Hayton was the main reason for these losses, stating that he "directed substantial

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resources away from the company's core business and into activities that the current management was either unaware of or did not endorse." Quadrax also later filed for bankruptcy protection.

         F.       THE HAYTON GROUP OBTAINS CONTROL OF NEVADA ENERGY

                  15. After losing control of Apogee and Quadrax, the Hayton Group began looking for the next victim of its illegal scheme. Beginning in early 1996, the Hayton Group devised a scheme to take over and defraud Nevada Energy. Mr. Hayton and Mr. McCloy decided that they would primarily use non-U.S. companies to acquire control, apparently believing that this would give the Hayton Group added protection against the lawsuits that were certain to come once the Group had successfully defrauded Nevada Energy. Accordingly, the Hayton Group chose to use two non-U.S. companies, Waterford and Golden Chance, to invest in Nevada Energy, and a non-U.S. law firm, Jones, McCloy, Peterson, through which to funnel the funds to complete the Group's "investment" and the funds that it would improperly take out of the Company. To lessen the likelihood of Mr. Hayton being sued personally, he attempted to disguise his true role in defrauding Nevada Energy by not holding any official position with the Company (although, as explained below, Mr. Hayton was forced to change his mind when several of the persons chosen to be directors and officers learned of the Hayton Group's illicit scheme and resigned their positions).

                  16. On or about February 29, 1996, Nevada Energy executed a binding letter of intent with Waterford (the "Letter of Intent"), under which Waterford agreed to provide Nevada Energy with approximately $5,000,000 in equity financing, in return for a

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certain number of shares of Nevada Energy's Series A Convertible Preferred Stock
(the "Series A Preferred Stock"), which would be convertible into Nevada
Energy's Class A Common Stock under certain conditions at a 30% discount to the then-prevailing market price. In these negotiations, the chief representatives of the Hayton Group were Messrs. Hayton and McCloy.

                  17. On or about May 1, 1996, Waterford assigned its rights and obligations under the Letter of Intent, including its rights to purchase the Series A Preferred Stock, to its fellow member of the Hayton Group, Golden Chance. In connection with the closing of the transaction in which the Hayton Group (through Golden Chance) would provide the equity financing to Nevada Energy (the "Transaction"), a series of documents were entered into. These documents included:

                           a. A Subscription Agreement dated May 1, 1996
between Golden Chance and Nevada Energy (the "Subscription Agreement");

                           b. A Promissory Note dated May 1, 1996 in the
original principal amount of $4,900,026.70 that was executed by Golden Chance in favor of Nevada Energy (the "Note"); and

                           c. A Guaranty dated as of May 1, 1996 that was
executed by Waterford in favor of Nevada Energy (the "Guaranty").

                  Based on later events, it is apparent that, as part of the Hayton Group's illegal scheme to defraud Nevada Energy, it never intended to have Golden Chance or Waterford comply with their duties under these agreements and never intended to pay for the stock it obtained from Nevada Energy.

                  18. Pursuant to the terms of the Subscription Agreement, Golden Chance subscribed for 152,381 shares of Class A Common Stock at a purchase price of $98,000 and 1,960,795 shares of Series A Preferred Stock at a purchase price of $2.50 per share (or a total of $4,901,987.50). The purchase price for the Class A Common Stock was paid in cash at the closing. The purchase price for the shares of Series A Preferred Stock was paid at closing by a cash payment of $1,906.80 plus execution and delivery of the Note.

                  19. As part of the Transaction, the Hayton Group obtained control of Nevada Energy, and its nominees replaced the old board of directors. The initial nominees were Charles A. Cain, Peter J. Cannell and John C. Goold.

                  20. In order to protect the interests of Nevada Energy's stockholders, after the closing of the Transaction, with respect to Golden Chance's and Waterford's obligations pursuant to the Note and Guaranty, the former members of Nevada Energy's board of directors were issued a total of five shares of Nevada Energy's Series B Convertible Preferred Stock (the "Series B Preferred Stock"). Pursuant to the Certificate of Designations of the Series B Preferred Stock (the "Certificate"), that stock had no voting rights except in the event that Golden Chance failed to pay $500,000 of the principal due under the Note and was in default pursuant to the terms of the Note, with the cure period having expired (collectively, a "Default"). In the event of a Default, the holders of a majority of the outstanding shares of Series B Preferred Stock would have the power and authority to elect, either at a meeting or by written consent, one director to Nevada Energy's board of directors (called the "Series B Director") to serve for so long as a Default shall exist.

                  21. Immediately after obtaining control of Nevada Energy, and in furtherance of their scheme to defraud the Company, the Hayton Group set up Account No. 0585410201 at the Palm Desert, California branch of the Bank of America, (the "Palm Desert Bank Account"). Although this account nominally was in the name of Nevada Energy, the only person able to sign checks on this account initially was Darlene Ramos, an employee of Mr. Hayton who acted solely at his direction. Ms. Ramos was neither a director, officer, employee nor proper agent of Nevada Energy, nor did she act pursuant to the instructions of any director or officer of Nevada Energy. Even after a second person (Kenton Bowers) was able to sign checks on the account, only one signature was necessary on the checks, and only Ms. Ramos ever actually signed checks. After the Palm Desert Bank Account was opened, all material sums of money allegedly paid to Nevada Energy under the Note were deposited in that account, beyond the actual control of Nevada Energy, but under the full control of the Hayton Group.

         G.       THE HAYTON GROUP DEFRAUDS NEVADA ENERGY

                  22. The Hayton Group's scheme to defraud Nevada Energy through its pattern of racketeering activity was as follows: Golden Chance, one of the members of the Group, would purport to make the payments due under the Subscription Agreement and the Note (as described below in Paragraphs 23-25), thus entitling it to receive substantial amounts of Nevada Energy's Class A Common Stock. After receiving the stock, Golden Chance would sell that stock on the open market, reaping the proceeds for the Group. However, the scheme contemplated that almost all of the money Golden Chance paid to Nevada Energy would not be used for proper corporate purposes, instead being improperly taken from the Company by members of the Hayton Group, principally Jones, McCloy, Peterson and Mortlake. The net result of this scheme was that the Hayton Group would actually pay very little money to Nevada Energy, yet be able to keep the considerable proceeds it obtained from selling the Class A Common Stock. Because this scheme necessarily would involve the repeated use both of the United States mails (or private interstate or international carriers) and interstate and international wire communications, it was reasonably foreseeable to each defendant that the Hayton Group's scheme to defraud Nevada Energy would be conducted through a pattern of racketeering activity including violations of the mail fraud statute, 18 U.S.C. Sec.1341 and wire fraud statute, 18 U.S.C. Sec.1343.

                   a. As part of the Hayton Group's scheme to defraud Nevada Energy, between May and August, 1996, Mr. McCloy, on behalf of Golden Chance, transferred a total of $1,242,381.40 from accounts controlled by Mr. McCloy's law firm, Jones, McCloy, Peterson, to the Palm Desert Bank Account, allegedly pursuant to the Subscription Agreement and Note. As a result of these "payments," on or before July 22, 1996, Mr. McCloy (who was in Canada) directed Nevada Energy's board of directors (who were in Australia and the Isle of Man), by facsimile, to authorize the issuance of 1,242,381 shares of restricted Class A Common Stock to Golden Chance. On July 22, 1996, the board did so, apparently meeting via a telephone conference call, and the shares were issued on July 24, 1996. Thereafter,

Golden Chance, pursuant to the Hayton Group's scheme, sold this stock, with the proceeds benefitting the Hayton Group.

              23. The $1,242,381.40 allegedly used to purchase this stock was deposited in the Palm Desert Bank Account from the following sources:

                   a. $10,000 from Maynard M. Britlan on May 17, 1996. Nevada Energy believes that Mr. Britlan was at the time an associate of Mr. Hayton's.

                   b. $118,495 from Jones, McCloy, Peterson on May 24, 1996.

                   c. $528,302.50 from Jones, McCloy, Peterson on May 30, 1996.

                   d. $123,412.50 from Jones, McCloy, Peterson on June 3, 1996.

                   e. $108,620 from Jones, McCloy, Peterson on June 6, 1996.

                   f. $113,557.50 from Jones, McCloy, Peterson on June 17, 1996.

                   g. $49,394.76 from Jones, McCloy, Peterson on June 27, 1996

                   h. $88,870 from Jones, McCloy, Peterson on July 2, 1996.

                   i. $81,453.75 from Jones, McCloy, Peterson on July 12, 1996.

                   j. $20,275.39 from Jones, McCloy, Peterson on July 15, 1996.

              24. Based on sworn statements by Mr. McCloy, all of this money was sent by wire transfer from Jones, McCloy, Peterson's account at the Canadian Imperial Bank of Commerce, Commerce Place, Vancouver, British Columbia, Canada to the Palm Desert Bank Account.

              25. Almost all of the money deposited in the Palm Desert Bank Account was immediately withdrawn from that account (frequently the same day that it was

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deposited), at either Mr. Hayton's or Mr. McCloy's direction (using either the telephone or the mail). Specifically, at least the following money, totaling over one million dollars, was diverted improperly from the Palm Desert Bank Account in the following manner:


                           a.       May 2, 1996--$50,000 to Jones, McCloy,
                                    Peterson; check number 81;

                           b.       May 2, 1996--$10,000 to Jones, McCloy,
                                    Peterson; check number 82;

                           c.       May 10, 1996--$2,000 to Mortlake; check
                                    number 1006;

                           d.       May 17, 1996--$3,000 to Mortlake; check
                                    number 1014;

                           e.       May 21, 1996--$1,500 to Mortlake; check
                                    number 1016;

                           f. May 24, 1996--$103,000 to Mortlake; check number 1021;

                           g.       May 30, 1996--$250,000 to Jones, McCloy,
                                    Peterson; check number 1041;

                           h. May 30, 1996--$177,000 to Mortlake; check number 1043;

                           i. June 3, 1996--$5000 to Kevin Quinn; check number 1050;

                           j.       June 3, 1996--$50,000 to George O.
                                    Rebensdorf; check number 1051. Nevada Energy believes that Mr. Rebensdorf is an associate of Mr. Hayton;

                           k.       June 3, 1996--$10,000 to cash, which
                                    plaintiff believes was taken by Mr. Hayton;
                                    check number 1052;

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


                           l. June 6, 1996--$45,000 to Dean Chamberlain, to pay a debt of Telecom (AE) Limited and/or Wina Associates, companies controlled by Mr. Hayton; check number 1053;

                           m.       June 6, 1996--$50,000 to cash, which
                                    plaintiff believes was taken by Mr. Hayton;
                                    check number 1055;

                           n.       June 17, 1996--$60,000 to Jones, McCloy,
                                    Peterson by wire transfer;

                           o. June 21, 1996--$25,000 to Pillsbury, Madison & Sutro to pay an existing debt owed either by Mr. Hayton personally or by one of his companies; check number 1068;

                           p.       June 25, 1996--$15,000 to Jones, McCloy,
                                    Peterson by wire transfer;

                           q. June 26, 1996--$10,000 to Mortlake; check number 1070;

                           r. July 1, 1996--$10,000 to Mortlake; check number 1074;

                           s. July 2, 1996--$10,000 to Mortlake; check number 1077;

                           t. July 3, 1996--$75,000 to Jones, McCloy, Peterson by wire transfer;

                           u. July 3, 1996--$10,000 to Mortlake; check number 1081;

                           v. July 12, 1996--$40,000 to Mortlake; check number 1084;

                           w. July 16, 1996--$10,000 to Mortlake; check number 1087.

                  26. None of this money withdrawn from the Palm Desert Bank Account was used for proper Nevada Energy purposes but was instead paid, directly or indirectly, to the Hayton Group.

                  27. In furtherance of the Hayton Group's scheme to defraud Nevada Energy, all of the checks set forth in Paragraph 26 a-w were mailed from Palm Desert California, by the United States mail, the same day as or shortly after they were dated, to the payees in the United States and Canada. The wire transfers were sent from the Palm Desert Bank Account to Jones, McCloy, Peterson's account in Canada on the dates set forth above.

                  28. This money was obtained from Nevada Energy as part of and in furtherance of a scheme and artifice to defraud in violation of the mail fraud statute, 18 U.S.C. Sec.1341 and the wire fraud statute, 18 U.S.C. Sec.1343.

                  29. The Hayton Group's scheme to defraud Nevada Energy was not yet completed, however, on October 31, 1996, the board of directors of Nevada Energy (then consisting of Messrs. Cain and Cannell and Stefan Tevis, who had replaced Mr. Goold), at the direction of Mr. Hayton and Mr. McCloy (using either or both the telephone and the mail), voted to amend the Subscription Agreement to allow Golden Chance to receive immediately the remaining Class A Common Stock it would have been entitled to receive had it paid the remaining amounts due under the Note in cash. Through this amendment, however, Golden Chance was required to pay none of that amount in cash, instead being permitted only to sign a demand note. However, the Hayton Group (pursuant to its scheme) prevented such a note from being signed, and Nevada Energy received no further money from

Golden Chance. Nevertheless, pursuant to the Hayton Group's scheme, Golden Chance received the following unrestricted Class A Common Stock:

                           a.       1,061,729 shares on October 1, 1996

                           b.       2,543,734 shares on November 6, 1996.

                  30. This stock was sent by mail to Mr. McCloy who, pursuant to the Hayton Group's scheme, thereafter directed that it be sold to third-party investors at a substantial profit for the Hayton Group. In furtherance of the Hayton Group's scheme, Mr. Hayton and Mr. McCloy refused to permit Nevada Energy to sue Golden Chance for failing to pay for this stock.

                  31. In addition, following a 1-for-6 reverse split of the shares of Nevada Energy's Class A Common Stock that apparently occurred effective January 30, 1997, Mr. Hayton and Mr. McCloy, acting pursuant to the Hayton Group's scheme, instructed the Nevada Energy board to issue the following post-split shares to the following persons or entities:

                           a.       220,000 shares (or 1,320,000 pre-split) on
                                    February 3, 1997 to Jones McCloy Peterson to pay for attorneys' fees incurred by Golden Chance;

                           b. 100,000 shares (or 600,000 pre-split) on February 3, 1997 to the law firm of Wilson, Elser, Moskowitz, Edelman & Dicker for legal work done of behalf of either Mr. Hayton or a company controlled by Mr. Hayton;

                           c.       300,000 shares (or 1,800,000 pre-split) on
                                    February 3, 1997 to Mortlake;

                           d.       300,000 shares (or 1,800,000 pre-split) on
                                    February 11, 1997 to Pacific International
                                    Securities for the benefit of Golden Chance;

                           e. 50,000 shares (or 300,000 pre-split) on February 18, 1997 to Pacific Rim Capital, a company owned and controlled by Mr. Hayton;

                           f. 100,000 shares (or 600,000 pre-split) on February 18, 1997 to The Hartcourt Companies, another company owned and controlled by Mr. Hayton;

                   32. Nevada Energy received no consideration for the issuance of any of this stock.

                   33. This stock was obtained from Nevada Energy as part of and in furtherance of a scheme and artifice to defraud in violation of the mail fraud statute, 18 U.S.C. Sec.1341, and the wire fraud statute, 18 U.S.C. Sec.1343.

         H.       THE HAYTON GROUP LOSES CONTROL OF NEVADA ENERGY

                  34. On or about August 11, 1996, John Goold resigned as a director of Nevada Energy, as he was concerned (quite properly) that the instructions he was receiving by telephone or facsimile from Mr. McCloy (on behalf of the Hayton Group) were improper.

Mr. Goold was replaced by Stefan Tevis, whom the Hayton Group believed (ultimately incorrectly) would do as Mr. Hayton and Mr. McCloy directed.

                  35. On or about August 28, 1996, Golden Chance failed to make its scheduled payment of $500,000 under the Note. Because the board of directors of Nevada Energy was under the control of the Hayton Group, they failed to demand that Golden Chance make this required payment. Instead, on September 13, 1996, the then-President of Nevada Energy, Jeffrey E. Antisdel (who was unaffiliated with the Hayton Group), wrote a letter to Golden Chance informing it that notice of Default (as defined in the Note) was being given and demanding the entire remaining balance as immediately due and payable. By the same letter, Nevada Energy made a demand upon Waterford under the Guaranty as guarantor of Golden Chance's obligations. Pursuant to the Hayton Group's scheme, neither Golden Chance or Waterford responded to these demands.

                  36. On September 30, 1996, Nevada Energy's officers (Mr. Antisdel and Richard A. Cascarilla, the Secretary and General Counsel, who also was unaffiliated with the Hayton Group) attempted to file an electronic Form 8-K on EDGAR with the Securities and Exchange Commission setting forth Golden Chance's default on its obligations under the Note and the Subscription Agreement. As the revelation of this information could have harmed the Hayton Group's continuing scheme to loot Nevada Energy (which at the time was far from completed), Nevada Energy's board of directors, pursuant to instructions from Mr. Hayton and Mr. McCloy (using either or both the telephone and the mail), immediately terminated Messrs. Antisdel and Cascarilla without cause. Thereafter, they were replaced by

Mr. Tevis (as President) and Kenton Bowers (as Secretary), whom the Hayton Group perceived as being more willing to follow Mr. Hayton's and Mr. McCloy's instructions to loot the Company.

                  37. As Golden Chance never made proper payments under the Note, and the cure period for those payments had long since run, a Default existed under the Note. On December 4, 1996, after determining that such a Default existed, the holders of all five shares of Series B Preferred Stock (which included Mr. Cascarilla) executed a written consent, either personally or by proxy, electing Michael R. Kassouff (a director of Nevada Energy prior to the closing of the Transaction and a holder of one share of Series B Preferred Stock who also was unaffiliated with the Hayton Group) as the Series B Director pursuant to the Certificate.

                  38. On or after February 3, 1997, Mr. Tevis resigned his positions as an officer and director of Nevada Energy, because he was concerned (appropriately) that the Hayton Group's activities were illegal. Mr. Hayton apparently replaced Mr. Tevis as President on February 10, 1997 (although he purported to act as President beginning as early as January 23, 1997); Mr. Tevis never was replaced as a director.

                  39. On approximately February 6, 1997, Mr. Bowers was terminated as Secretary of Nevada Energy because the Hayton Group believed (with good reason) that he would no longer do its bidding pursuant to their illegal scheme and instead was cooperating with various investigations into the Hayton Group's activities. Although the Nevada Energy board previously had purported to appoint Mr. Quinn as Secretary (on January 21, 1997), legally this appointment could become effective only after Mr. Bowers was terminated.

                  40. On February 13, 1997, three creditors of Nevada Energy (including Mr. Cascarilla) filed a petition for involuntary bankruptcy against Nevada Energy in the United States Bankruptcy Court for the District of Nevada (the "Bankruptcy Court"). On or about March 3, 1997, the Bankruptcy Court appointed a trustee in bankruptcy for Nevada Energy, over the opposition of the Hayton Group. In connection with the appointment of a trustee, Mr Quinn purported to appear as an attorney on behalf of the Company and Mr. Hayton, even though both Mr. Quinn and Mr. Hayton knew that Mr. Quinn had been suspended from the practice of law as a result of his conviction of grand theft by embezzlement from one of his clients.

                  41. On approximately May 9, 1997, Messrs. Cain and Cannell resigned as directors of Nevada Energy, leaving only Mr. Kassouff as a director. On May 19, 1997, Mr. Kassouff filled the vacancies resulting from Messrs. Cain and Cannell's resignations with Mr. Cascarilla and H. Lawrence Herth (who also was unaffiliated with the Hayton Group). On May 19, 1997, the new board of directors terminated Mr. Hayton and Mr. Quinn as officers of Nevada Energy, replacing them with Mr. Cascarilla as President and Mr. Herth as Secretary. Thereafter, the new management of Nevada Energy continued their investigation into the activities of the Hayton Group, which resulted in (among other things) this lawsuit.

                  42. On August 25, 1998, the Bankruptcy Court confirmed Nevada Energy's plan of reorganization, over the (withdrawn) opposition of Mortlake, acting on behalf of the Hayton Group. During discovery into Mortlake's opposition to the Company's plan of reorganization, Nevada Energy learned that the Hayton Group (led by Messrs. Hayton and McCloy) was actively attempting to prevent anyone from investigating its illegal activities.

         I. THE HAYTON GROUP'S ONGOING ILLEGAL SCHEME AND PATTERN OF RACKETEERING ACTIVITY

                  43. The Hayton Group had good reason to fear an investigation into its activities, because its illegal scheme was continuing, albeit with another company.

                  44. In approximately October 1997, the Hayton Group began to invest in Zulu-Tek, formerly known as Netmaster Group. The Hayton Group's scheme with Zulu-Tek has used techniques similar to those used with Nevada Energy, including:

                   a. Employing an attorney who had been suspended from the practice of law for stealing money from clients (with Zulu-Tek, he served as the registered agent for the company);

                   b. Setting up bank accounts nominally in the company's name but actually solely under the Hayton Group's control to hold most of the company's cash;

                   c. Withdrawing most of the funds from these bank accounts for the use, directly or indirectly, of the Hayton Group;

                   d. Refusing to allow the proper officers of the company access to the records of these bank accounts; and

                   e. Controlling the company without Mr. Hayton becoming an officer or director.

         K.       MR. QUINN DEFRAUDS NEVADA ENERGY

                  45. On approximately December 20, 1996, Nevada Energy filed a Form S-8 Registration Statement under the Securities Act of 1933 with the SEC (the "Form S-8). This registration statement was filed to register with the SEC (and therefore make freely-trading) 2,500,000 shares of Nevada Energy's Class A Common Stock that it planned to issue to "consultants," almost all of whom were members of the Hayton Group. The stock set forth in Paragraph 32 was among the stock issued pursuant to this Form S-8.

                  46. As part of this Form S-8, Nevada Energy obtained a "legal" opinion from Mr. Quinn stating that he was "familiar with the proceedings taken and to be taken by the Company in connection with the issuance of shares of Common Stock under the [Consulting/Compensation Plan] and the authorization of such issuance thereunder." In addition, Mr. Quinn's "legal" opinion stated "it is our opinion that the shares of Class A Common Stock of the Company to be issued pursuant to such plan have been duly authorized, and that such Common Stock, when issued in accordance with the terms of the plan will be legally and valid [sic] issued, fully paid and nonassessable."

                  47. Despite his representations to the contrary, Mr. Quinn knew he was not qualified to offer a "legal" opinion, because he was not then a lawyer. On April 17, 1993, Mr. Quinn was suspended from the practice of law by the California Supreme Court (the only state in which Mr. Quinn had ever been admitted to the practice of law) after he was convicted of grand theft by embezzlement for having stolen over $100,000 from a client. On April 25, 1997, Mr. Quinn was disbarred by the California Supreme Court for the same offense. Although the Hayton Group knew that Mr. Quinn was no longer an attorney, no one at Nevada Energy then knew of that fact.

                  48. In addition, Mr. Quinn's opinion contained knowingly false statements of material fact. Nevada Energy's board of directors never authorized a "Consulting/Compensation plan," and therefore no stock could have been properly authorized by such a non-existent plan. Furthermore, because Mr. Quinn knew that much of the stock to be issued under this plan would be issued to defendants or their affiliates for non-corporate purposes (see Paragraph 32 above), it was not and never would be fully-paid stock. For his work, Mr. Quinn charged Nevada Energy over $21,000.

                  49. By issuing his opinion containing knowingly false statements of material fact, Mr. Quinn defrauded Nevada Energy. Nevada Energy's board of directors relied upon Mr. Quinn's representations that he was an attorney in approving the filing of the Form S-8 with the SEC. Had the board been aware that he was not an attorney, it never would have filed the Form S-8 with the SEC and thus would not have caused the issuance of freely-trading stock as desired by the Hayton Group. Accordingly, Nevada Energy has been damaged in the value of the stock that should not have been, but was, issued pursuant to the Form S-8.


                  COUNT I --RICO CLAIMS AGAINST ALL DEFENDANTS

                  50. Nevada Energy repeats the allegations of Paragraphs 1-50.

                  51. As set forth above, all defendants are members of the Hayton Enterprise Group, a group of individuals and entities associated in fact conducting an enterprise engaged in and affecting interstate commerce.

                  52. As set forth above, the members of the Hayton Enterprise Group participated in the conduct of the Group's affairs, specifically the defrauding of Nevada Energy, through a pattern of racketeering activities, including mail fraud pursuant to 18 U.S.C. Sec. 1341 and wire fraud pursuant to 18 U.S.C. Sec. 1343.

                  53. These actions, which violate 18 U.S.C. Sec.1962 (c), have caused injury to Nevada Energy's business and property. Nevada Energy has been damaged by the Hayton Group's actions by at least the amount of money improperly taken from the Company by the members of the Hayton Group and in the remaining amount due under the Note that the Hayton Group ensured was never paid by Golden Chance.

                  54. Pursuant to 18 U.S.C. Sec.1964, Nevada Energy is entitled to recover from all defendants three times the damages it has suffered plus the costs of suit, including a reasonable attorneys' fee.

                   COUNT II-RICO CLAIMS AGAINST ALL DEFENDANTS

                  55. Nevada Energy repeats the allegations of Paragraphs 1-55.

                  56. As set forth above, each defendant was employed by or associated with Nevada Energy, an enterprise which affects interstate and foreign commerce.

                  57. As set forth above, the defendants participated in the conduct of Nevada Energy's affairs through a pattern of racketeering activities, including mail fraud pursuant to 18 U.S.C. Sec. 1341 and wire fraud pursuant to 18 U.S.C. Sec. 1343. Defendants were able to engage in their wrongful conduct solely because of their control over Nevada Energy and certain of the defendants' positions with Nevada Energy.

                  58. These actions, which violate 18 U.S.C. Sec.1962 (c), have caused injury to Nevada Energy's business and property. Nevada Energy has been damaged by the defendants actions by at least the amount of money improperly taken from the Company by defendants and in the remaining amount due under the Note that defendants ensured was never paid by Golden Chance.

                  59. Pursuant to 18 U.S.C. Sec.1964, Nevada Energy is entitled to recover from all defendants three times the damages it has suffered plus the costs of suit, including a reasonable attorneys' fee.

           COUNT III-CONSPIRACY TO VIOLATE RICO AGAINST ALL DEFENDANTS
           -----------------------------------------------------------

                  60. Nevada Energy repeats the allegations of Paragraphs 1-60.

                  61. As set forth above, each of the defendants knowingly and unlawfully conspired to conduct the affairs of the Hayton Enterprise Group through a pattern of racketeering activity, including mail fraud pursuant to 18 U.S.C. Sec.1341 and wire fraud pursuant to 18 U.S.C. Sec.1343, all in violation of 18 U.S.C. Sec.1962 (d).

                  62. Nevada Energy has been injured in its business and property as a result of these defendants' violations of 18 U.S.C. Sec.1962 (d), and has suffered substantial damages as a result, as set forth in Paragraphs 54 and 59.

                  63. Pursuant to 18 U.S.C. Sec.1964, Nevada Energy is entitled to recover from all defendants three times the damages it has suffered plus the costs of suit, including a reasonable attorneys' fee.

                  COUNT IV-CONVERSION AGAINST ALL DEFENDANTS
                  ------------------------------------------

                  64. Nevada Energy repeats the allegations of Paragraphs 1-64.

                  65. Because Nevada Energy never properly received any goods or services in return for the checks and wire transfers set forth in Paragraph 26 a-w, the money reflected by these checks and wire transfers was wrongfully converted by the defendants (all of whom were participants in the Hayton Group) to their use, either directly or indirectly.

                  66. Nevada Energy has been damaged in the amount of money converted by defendants. Each defendant is jointly and severally liable to Nevada Energy for this amount.

                  67. None of the defendants had a good faith belief that he or it was entitled to this money, but instead took it intending to cause injury to Nevada Energy. Accordingly, Nevada Energy is entitled to recover punitive or exemplary damages from each of the defendants.

                          COUNT V--FRAUD AGAINST QUINN
                          ----------------------------

                  68. Plaintiff repeats the allegations in Paragraphs 1-68.

                  69. Mr. Quinn defrauded Nevada Energy by failing to inform its board of directors that he was not authorized to act as an attorney because he had been suspended from the practice of law.

                  70. Nevada Energy's board of directors was unaware that Mr. Quinn was not an attorney, and relied on his "legal" opinion in causing the filing of the Form S-8 with the SEC and the resulting issuance of freely-trading stock. Had it been aware that Mr. Quinn was not an attorney, it never would have accepted his opinion on any legal subject, and thus would not have issued the stock as desired by the Hayton Group.

                  71. Accordingly, Nevada Energy has been damaged in the value of the stock that should not have been, but was, issued pursuant to the Form S-8.
                  72. In performing these acts, Mr. Quinn acted willfully with the intent to cause injury to Nevada Energy. Accordingly, Nevada Energy is entitled to an award of punitive damages from Mr. Quinn.

         WHEREFORE, Nevada Energy requests that a judgment be entered against defendants for the full amount of the damages suffered by Nevada Energy, treble damages pursuant to Counts I, II and III, punitive damages pursuant to Counts IV and V, interest, costs and attorneys' fees as appropriate.

            DATED this 16 day of December, 1998.


                                    HARTMAN & ARMSTRONG, LTD


                                    /s/ Jeffrey L. Hartman, Esq.
                                    ------------------------------------
                                    Jeffrey L. Hartman, Esq.

               and
                                     SMITH, KATZENSTEIN & FURLOW LLP
                                     David A. Jenkins (Del. I.D. No. 932)
                                     Michele C. Gott (Del. I.D. No. 2671)
                                     Kathleen M. Miller (Del. I.D. No. 2898)
                                     800 Delaware Avenue
                                     P.O. Box 410
                                     Wilmington, DE 19899
                                     (302) 652-8400

                                     Attorneys for Plaintiff